EXHIBIT 99.1

                    CELL POWER TECHNOLOGIES OBTAINS FINANCING

              INITIAL CLOSING HELD; ADDITIONAL CLOSINGS ANTICIPATED

           Brooklyn, New York June 14, 2004. Cell Power Technologies, Inc. (OTC:
CLPW) today announced that it raised gross proceeds of $648,000 from the sale of its securities. The funds were raised following an initial closing held by the Company of a private placement of units of its securities to certain private and institutional investors of up to $3 million. The Units consist of 32,000 shares of Common Stock and five year warrants to purchase up to an additional 32, 000 shares of common stock at a per share exercise price of $1.25, provided that the exercise period may be reduced under certain conditions. The per Unit price is $24,000. In the Offering, subscription amounts are deposited into an escrow account pending closing.

           The Company is authorized to conduct subsequent closings from the subscription amounts deposited into escrow. However, no assurance can be provided that the Company will be able to hold additional closings or raise additional funds from these subscription amounts.

           The Company received $583,200 in net proceeds following the initial closing following payment of offering related expenses.

           "We  believe   that  the  funds  raised  are  a  first  step  in  the
implementation of our plan. While we have a way to go and need to raise additional funding, we are delighted by investor response", stated Mr. Jacob Herskovits, the Company Chief Executive Officer.

           The securities sold in the Private Placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States unless registered under the Securities Act or an applicable exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Cell Power Technologies, Inc.

Cell Power is the exclusive sub-distributor for Cellboost(TM) in Latin and South America. Cell Power is also entitled to royalty payments from the distribution of units of Cellboost(TM) in the United States, Mexico, Canada, Puerto Rico, the US Virgin Islands, the Caribbean and Israel. Cellboost(TM) is a small portable cell-phone battery that comes in phone specific models to fit most commercially available cell phones. It offers up to one-hour additional talk time. Cellboost(TM) is currently available in North America in flagship retailers like Office Max, Office Depot and Staples. More information on the product can be found at HTTP://WWW.CELLBOOST.COM.

FORWARD-LOOKING STATEMENTS

ALL STATEMENTS CONTAINED HEREIN, AS WELL AS ORAL STATEMENTS THAT MAY BE MADE BY THE COMPANY OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF THE COMPANY ACTING ON THE COMPANY'S BEHALF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT, CONSTITUTE "FORWARD-LOOKING STATEMENTS". SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES ARE OUTLINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR 2003, ITS QUARTERLY REPORTS ON FORM-10-QSB, AND SUCH OTHER DOCUMENTS AS ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE COMPANY IS NOT OBLIGATED TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS RELEASE.